Exhibit 10.68

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING (“MOU”) is entered into this 31st day of March, 2007 (the “Effective Date”) by and between Spansion Inc. (“Spansion”) and Fujitsu Limited (“Fujitsu”).

This MOU confirms the mutual understandings of previous discussions between the parties with respect to the distribution of Products by Spansion’s channel partners to the customers within PRC previously served by Channel Partners, namely, Mostyle, Excelpoint, and Jetronic (“Designated Channel Partners”), as defined in the Amended and Restated Fujitsu Distribution Agreement, effective December 21, 2005, between the parties hereto (the “Distribution Agreement”). The parties have agreed as follows.

1. Binding. All terms and conditions expressed in this MOU are the agreement made in the course of negotiation and shall be executed by the parties in good faith.

2. Limited Distribution by Spansion to Fujitsu PRC Accounts. Notwithstanding the provisions in the Sections 2.1.1 and 2.2 of the Distribution Agreement, Spansion may by itself market, sell or otherwise distribute Products, or Spansion may appoint its sales representatives or channel partners (collectively, “Spansion Channel Partners”), and may cause those Spansion Channel Partners to, market, sell or otherwise distribute Products, during the Term, with respect to Designated Fujitsu PRC Customers and Non-Designated Fujitsu PRC Customers (both as defined below) subject to the Spansion’s payment of the applicable Service Fee to Fujitsu pursuant to the Section 3 and other amounts due under Section 4 below. Notwithstanding anything to the contrary set forth in this MOU, Designated Fujitsu PRC Customers and Non-Designated Fujitsu PRC Customers shall be limited to those customers of Products served by the Designated Channel Partners during the term of the Distribution Agreement but prior to July 1, 2006. Except as expressly provided in this MOU with respect to Designated Fujitsu PRC Customers, Spansion is not receiving any other exceptions to or exemptions from the operation of Sections 2.1.1 and 2.2 of the Distribution Agreement. Subject to the exclusivity provisions of 2.1.1 and 2.2 of the Distribution Agreement , nothing in this MOU shall imply that Spansion has, or ever had, any restriction on the appointment of Spansion Channel Partners, including any party designated as a Fujitsu Channel Partner.

3. Service Fee for Designated Fujitsu PRC Customers. Spansion shall pay to Fujitsu a Service Fee equal to the product of (i) Spansion’s direct selling price to customer if the Product is not sold through a Channel Partner or Spansion Channel Partners’ actual distributor cost for the Fujitsu PRC Customers, which are specified in Exhibit A attached hereto and to which Spansion markets, sells or otherwise distributes Products or causes Spansion Channel Partners to, market, sell and otherwise distribute Products (“Designated Fujitsu PRC Customers”), multiplied by a Service Fee rate of (a) 4.3% for SCO Product, and (b) such figure as specified in Section 5 below for Combined Product, for the period beginning from July 1, 2006 through September 30, 2007. If the Distribution Agreement is still in effect on October 1, 2007, the Service Fee shall remain due and payable by Spansion to Fujitsu and the rate in (a) and (b) shall be reduced to 1.0% for all Product. This reduced Service Fee rate of 1.0% shall continue until the earlier of December 31, 2007 or the date on which Fujitsu’s Aggregate Ownership Interest falls below 12.5%. If the Distribution Agreement terminates prior to October 1, 2007, no Service Fee is due or payable for any period after September 30, 2007. Payment of the Service Fee (i) for the period of July 1, 2006 through December 31, 2006 shall be made by April 6, 2007, (ii) for the period of January 1, 2007 through March 31, 2007 shall be made by May 15, 2007, and (iii) for the period thereafter shall be made monthly on the 60th day after the end of each month.

4. Non-Designated Fujitsu PRC Customers. Spansion shall pay to Fujitsu an amount equal to the product of (i) Spansion’s direct selling price to customer if the Product is not sold through a Channel Partner or Spansion Channel Partners’ actual distributor cost for Products sold to customers except Designated Fujitsu PRC Customers by Mostyle, Excelpoint or Jetronic which were serviced by Fujitsu prior to July 1, 2006 (“Non-Designated Fujitsu PRC Customers”), to which Spansion markets, sells or otherwise distributes Products or causes Spansion Channel Partners to, market, sell and otherwise distribute Products, multiplied by (ii) a rate of (a) 1.5% for SCO Product, and (b) 1% for Combined Product, for the period beginning from July 1, 2006 through December 31, 2006. This payment is not due under the Distribution Agreement but is paid to settle any disagreement between Spansion and Fujitsu related to any Non-Designated PRC Customers serviced after July 1, 2006 by the three Spansion distributors named above. Payment thereof shall be made by April 6, 2007.

5. Service Fee rate for Combined Products for Designated Fujitsu PRC Customers.

5.1 Combined Products. The Service Fee rate for each Combined Product sold to a Fujitsu PRC Customer shall be as follows notwithstanding anything to the contrary in this MOU:

(a) for Combined Products with equal to or greater than ninety percent (90%) Spansion Content, the Service Fee rate shall be equal to 4.3% of the Spansion’s direct selling price to customer if the Product is not sold through a Channel Partner or Spansion Channel Partners’ actual distributor cost for the Fujitsu PRC Customers for such Product;

(b) for Combined Products with equal to or greater than seventy-five percent (75%) and less than ninety percent (90%) Spansion Content, the Service Fee rate shall be equal to 3.3% of the Spansion’s direct selling price to customer if the Product is not sold through a Channel Partner or Spansion Channel Partners’ actual distributor cost for the Fujitsu PRC Customers for such Product;

(c) for Combined Products with equal to or greater than sixty-five percent (65%) and less than seventy-five percent (75%) Spansion Content, the Service Fee rate shall be equal to 3.2% of the Spansion’s direct selling price to customer if the Product is not sold through a Channel Partner or Spansion Channel Partners’ actual distributor cost for the Fujitsu PRC Customers for such Product;

(d) for Combined Products with equal to or greater than fifty percent (50%) and less than sixty-five percent (65%) Spansion Content, the Service Fee rate shall be equal to 2.9% of the Spansion’s direct selling price to customer if the Product is not sold through a Channel Partner or Spansion Channel Partners’ actual distributor cost for the Fujitsu PRC Customers for such Product;

(e) for Combined Products with equal to or greater than twenty-five percent (25%) and less than fifty percent (50%) Spansion Content, the Service Fee rate shall be equal to 2.3% of the Spansion’s direct selling price to customer if the Product is not sold through a Channel Partner or Spansion Channel Partners’ actual distributor cost for the Fujitsu PRC Customers for such Product; and

(f) for Combined Products with less than twenty-five percent (25%) Spansion Content, the Service Fee rate shall be equal to 4.3% of the difference between Spansion’s direct selling price to customer if the Product is not sold through a Channel Partner or Spansion Channel Partners’ actual distributor cost and one hundred percent (100%) of the price that Spansion paid for the non-Spansion Content.

5.2 Determination of Spansion Content. The percentage of Spansion Content of any Combined Product shall be determined by Spansion using the following formula: the RSP for such Product, less the standard, pre-established forecasted cost (as determined by Spansion) for the non-Spansion Content of such Product; the difference is then divided by the RSP for such Product. The formula for determining the percentage of Spansion content for Combined Products is illustrated immediately below.

(Product RSP) – (Price paid by Spansion for non-Spansion Content)

(Product RSP)

5.3 Content Review; Breakdown. Spansion shall, on a Quarterly basis, review the percentage of Spansion Content for each Combined Product, and shall make adjustments to the Service Fee for Combined Product(s), as required based on such review. For each Combined Product, Spansion shall provide Fujitsu with a detailed cost breakdown of the non-Spansion Content that was used in determining the percentage of Spansion Content for such Product.

6. Payment.

6.1 In cases of clauses (i) and (ii) of Section 3 and Section 4 above, Spansion shall provide Fujitsu with documents evidencing the sales data of Products and the amount of Service Fees that accrue in each month of the applicable period prior to each of the due date. Fujitsu will then issue the invoice thereof.

6.2 In case of clause (iii) of Section 3 above, Spansion shall provide Fujitsu with documents evidencing the sales data of Products and the amount of Service Fees that accrue in each month of the applicable period no later than the forty (40) days after the period has ended. If Fujitsu agrees to such documents and amount provided by Spansion, then Fujitsu shall issue an invoice to Spansion within five (5) working days from the receipt thereof. Spansion shall pay the Service Fees within fifteen (15) working days after the receipt of such invoice. If Fujitsu does not agree to such documents or amount, then Fujitsu shall so notify Spansion within ten (10) working days from the receipt thereof.

6.3 Upon Fujitsu’s reasonable request from time to time, Fujitsu shall have the right to request the reasonable data of Spansion’s books and records as necessary to verify the amounts payable to Fujitsu by Spansion under this MOU.

7. Term. This MOU shall be effective as of the Effective Date and shall continue until the earlier of the termination of the Distribution Agreement or the date on which the Distribution Agreement is amended in a manner to supersede this MOU. Provided, however, even if this MOU is terminated pursuant to this Section 7, due to the termination of the Distribution Agreement, Spansion’s obligation to pay Service Fees to Fujitsu under Section 3 above shall remain intact.

8. Interpretation. The parties agree that except as expressly set forth in this MOU, all the remaining provisions of the Distribution Agreement shall continue in full force and effect. Capitalized terms used in this MOU but not defined herein shall have the meanings ascribed to such terms in the Distribution Agreement.

The parties hereto have caused this MOU to be executed by their duly authorized representatives as of the date first above written.

/s/ Thomas T. Eby	/s/ Koichi Ishizaka
Spansion Inc.	FUJITSU LIMITED

By: Thomas T. Eby	By: Koichi Ishizaka
Title: Executive Vice President,	Title: Executive Vice President,
Chief Marketing and Sales Officer	Electronic Devices Business Unit
Date: April 3, 2007	Date: March 31, 2007

Exhibit A

Designated Fujitsu PRC Customers

1.	Amoi Electronics Co., Ltd.
2.	BBK Electronics Corp., Ltd.
3.	CEC Wireless R&D Ltd (CECW)
4.	Haier Group
5.	Hisense Company
6.	Konka Group
7.	Lenovo Group
8.	Longcheer Technology (Shanghai) Co., Ltd.
9.	Shenzhen Corise Telecom Technology Co., Ltd.
10.	TCL Group